Exhibit 10.12

Verastem, Inc.
c/o Longwood Founders Fund
800 Boylston St, Suite 1555
Boston, MA  02199-8019

July 30th, 2010

Piyush Gupta, Ph.D.
c/o Whitehead Institute for Biomedical Research
9 Cambridge Center
Cambridge, MA  02142

Re:  Verastem, Inc. Scientific Advisory Board / Board of Directors

Dear Piyush,

Thank you for agreeing to serve on the Scientific Advisory Board (“SAB”) and Board of Directors (“BOD”) of Verastem, Inc. (the “Company”).  We are excited about having you involved with the Company.  I am sending this letter to memorialize the terms of the agreement between you and the Company.

Our understanding is as follows:

•                  You will attend each meeting of the SAB and BOD, it is anticipated that each will meet in-person four times a year.  In addition, Consultant will be reasonably available to provide advice to the Company in the Restricted Field, defined below, at such times and places as will be mutually agreed by Company and Consultant (together participation on the SAB / BOD and advice in the Restricted Field will be “Services”).  Consultant’s commitment hereunder will not exceed twelve (12) days per year.  Consultant is retained to provide advice only and shall not direct or conduct research for or on behalf of Company under this Agreement.  It is expressly understood that Consultant has no fiduciary obligation to Company, but instead a contractual one described by the terms of this Agreement.  Company acknowledges and agrees that the Services provided by Consultant hereunder are on a part-time basis and will be subject to Consultant’s reasonable availability.  You will use your best efforts in rendering services and promoting the best interests of the company.

•                  All decisions with respect to use of the Services rendered by Consultant pursuant to this Agreement will be those of the Company, and there will be no liability on the part of Consultant in respect thereof.  The parties acknowledge and agree that (i) Whitehead Institute for Biomedical Research (“Whitehead”) and the Massachusetts Institute of Technology (“M.I.T.”) are not parties to this Agreement, which is a private contract between Consultant and Company; and (ii) Whitehead and M.I.T. shall have no obligation or liability under or in connection with this Agreement.  Company shall not use the name, logos, trademarks, or depictions of Whitehead or those of M.I.T., or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of the Whitehead or M.I.T. as appropriate.

•                  Notwithstanding any provisions to the contrary, the Company acknowledges and agrees that nothing in this letter or Non-Solicitation, Non-Disclosure, and Proprietary Information Assignment Agreement (defined below) will:  (i) affect your obligations to, your services to, or research on behalf of, Whitehead, including, without limitation, your obligations, services, or research in connection with a transfer by Whitehead of materials or intellectual property developed in whole or in part by you, or in connection with research collaborations or (ii) otherwise restrict your research at Whitehead.

•                  The Company will reimburse you within thirty (30) days of invoicing for reasonable and necessary expenses which are incurred in connection with your performance of the Services and obligations hereunder and with respect to which you promptly provide to us a detailed expense account and receipts.

•                  You will receive one hundred thousand dollars ($100,000) as an annual retainer, beginning on the Effective Date defined below; provided however that the retainer will be payable in quarterly installments of twenty-five thousand dollars ($25,000) payable in arrears beginning with the first calendar quarter following a Qualified Financing (as defined below), prorated for any partial quarter.  A Qualified Financing(“Qualified Financing”) is defined as when the Company issues equity securities to new investors with total proceeds to the Company of not less than $5,000,000.

•                  You will be offered 1,250,000 Founder shares.  In addition, for your services as a member of the BOD you will be offered an additional 300,000 shares of the Company’s common stock as Founder shares.  Founder shares shall be subject to vesting as follows: one quarter upon issuance and the remaining shares quarterly over the four years thereafter as long as you remain engaged by the Company, provided however, that if there is a Company change of control, then any unvested shares will immediately vest.  The purchase price of all Founder shares will be $0.0001 per share.

•                  You will sign the Company’s Consultant Non-Solicitation, Non-Disclosure, and Proprietary Information Assignment Agreement attached to this letter as Exhibit A.  Your engagement under this Agreement will be effective as of the Effective Date specified in Exhibit A.

•                  During the Term, you agree to work exclusively with the Company in the field of drug discovery and drug development targeting cancer stem cells (CSC) (the “Restricted Field”) and will not provide any services to or otherwise assist in any way, directly or indirectly, any person or entity engaged in business or operations in the Restricted Field.

•                  You represent and warrant that you have no commitments or obligations inconsistent with this agreement.  You consent to being named as an advisor or as a member of the SAB / BOD in press releases, offering documents, reports or other documents in printed or electronic form, and any documents filed with the Securities and Exchange Commission.  Notwithstanding the foregoing, Company shall not use Consultant’s name or depiction, or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of the Consultant, provided however that in circumstances that do not imply endorsement or promotion of a product or service, or otherwise misrepresent the terms of this Agreement or Consultant’s role, Company may accurately state that Consultant is a consultant to Company and list his professional degrees and titles.

•                  Either you or the Company can terminate our relationship at any time immediately by giving notice to the other.  Upon termination of this Agreement for any reason, Consultant will be entitled to receive such compensation and reimbursement, if any, accrued under the terms of this Agreement, but unpaid, as of the date Consultant ceases work under this Agreement.  In addition, unless Consultant terminates the agreement without cause, Consultant will be reimbursed for any non-cancellable obligations and expenditures reasonably made in order to perform the Services that were to occur had cancellation not occurred.

•                  Indemnification.  Company shall indemnify, defend and hold harmless Consultant against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Consultant in connection with any claims, suits, actions, demands or judgments arising out of this Agreement and/or Company’s use of any report or information provided by Consultant hereunder (including, but not limited to, actions in the form of tort, warranty, or strict liability) except to the extent caused by the gross negligence or willful misconduct of Consultant.  This provision will survive the termination of this Agreement for any reason.

If this is your understanding, please sign this letter in the space provided below and return an executed copy to me.  Thank you and we look forward to working with you on this exciting venture.

Very truly yours,

Acknowledged and Agreed
/s/ Satish Jindal
Satish Jindal, Ph.D
/s/ Piyush Gupta	President
Piyush Gupta, Ph.D.

Verastem, Inc.

c/o Longwood Founders Fund

800 Boylston St, Suite 1565

Boston, MA  02199-8019

October 18th, 2010

Piyush Gupta, Ph.D.
c/o Whitehead Institute
9 Cambridge Center
Cambridge, MA  02142

Re:  Amendment to the Verastem, Inc. Scientific Advisory Board / Board of Directors Letter

Dear Piyush,

Thank you for agreeing to serve on the Scientific Advisory Board and Board of Directors of Verastem, Inc. (the “Company”).  I am sending this letter to amend the terms of that certain letter agreement between you and the Company, dated July 30, 2010 (the “Letter Agreement”).  The definition of Qualified Financing set forth in the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“Qualified Financing is defined as when the Company issues equity securities to new investors with total proceeds to the Company of not less than $3,000,000.”

This change is effective as of the Effective Date (as defined in the Letter Agreement).  Except as expressly set forth herein, the Letter Agreement shall remain in full force and effect.  Please indicate your acceptance to the amendment of the Letter Agreement set forth above by signing this letter in the space provided below and returning an executed copy to me.

Sincerely,

/s/ Satish Jindal
Satish Jindal, Ph.D.
President and Chief Operating Officer

Acknowledged and Agreed:

/s/ Piyush Gupta
Piyush Gupta, Ph.D.